Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 No. 333-256521, 333-263343, 333-268071, 333-269727 and 333-276372) pertaining to the 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan and 2022 Equity Inducement Plan of Day One Biopharmaceuticals, Inc., and
(2)
Registration Statements (Form S-3 No. 333-265346 and 333-274521) of Day One Biopharmaceuticals, Inc.

of our report dated March 6, 2023, with respect to the consolidated financial statements of Day One Biopharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/S/ Ernst & Young LLP

San Mateo, California

February 26, 2024